Exhibit 107

Calculation of Filing Fee Tables

Form TO

(Form Type)

TriSalus Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction value(1)	Fee Rate	Amount of Filing Fee(2)
Fees to be Paid	$65,082,880.43	$0.00015310	$9,964.19
Fees Previously Paid	-		-
Total Transaction Valuation	$65,082,880.43
Total Fees Due for Filing			$9,964.19
Total Fees Previously Paid			-
Total Fee Offsets			$9,964.19	(3)
Net Fee Due			-

Table 2 – Fee Offset Claims and Sources

		Registrant or filer name	Form or filing type	File number	Initial filing date	Filing date	Fee offset claimed	Fee paid with fee offset source
	Preferred Stock to purchase Common Stock		S-4	333-279691	June 23, 2025		$9,964.19(3)
Fee Offset Sources		TriSalus Life Sciences, Inc.	S-4	333-279691		June 23, 2025		$9,964.19(3)

(1)	The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. TriSalus Life Sciences, Inc. (the “Company”) is offering holders of the Preferred Stock (as defined in the Schedule TO to which this Calculation of Filing Fee Tables is attached as an exhibit (the “Schedule TO”) the opportunity to exchange such Preferred Stock and receive shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”) equal to the quotient of (i) the sum of (a) the Liquidation Preference (as defined in the Certificate of Designations) and (b) the Accrued Dividends (as defined in the Certificate of Designations) if not otherwise paid by the Company, that would have accrued through August 10, 2027 (the “Exchanged Value”), divided by (ii) $4.00 (subject to adjustment for adjustments to the Conversion Price (as defined in the Certificate of Designations) (the “Exchange Price”), in exchange for each share of Preferred Stock tendered by the holder (“Preferred Stock Holder”). The transaction value was determined pursuant to Rule 0-11(a)(4) of the Securities Exchange Act of 1934, as amended, and is equal to the product of: (a) 11,860,206, which is the maximum number of exchanged Preferred Stock and corresponding dividends (as deined in the Schedule TO) to be acquired in the Offer (as defined in the Schedule TO); and (b) $5.4875, the average of the high and low prices of the Common Stock on June 20, 2025, as reported on the Nasdaq Global Market.
(2)	The amount of the filing fee is calculated pursuant to Rule 0-11(b) of the Exchange Act, which equals $153.10 for each $1,000,000 of the aggregate amount of the transaction valuation. The amount of the filing fee assumes that all outstanding Preferred Stock of the Company will be exchanged for a maximum amount of 11,860,206 shares of Common Stock in either (i) the Offer or (ii) pursuant to the Preferred Stock Amendment (as defined in the Schedule TO), if approved, in the event the Company exercises its right to convert applicable outstanding Preferred Stock into shares of Common Stock in accordance with and subject to the Preferred Stock Amendment..
(3)	The Company previously paid $9,964.19 upon the initial filing of its Registration Statement on Form S-4, filed with the U.S. Securities and Exchange Commission on June 23, 2025, in connection with the transaction reported hereby.